UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 24, 2024

KORU Medical Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Corporate Drive, Mahwah, NJ	07430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

______________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	KRMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

ITEM 1.01.   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 24, 2024, the Company announced that Christopher Pazdan, the Senior Vice President, Operations of KORU Medical Systems, Inc. (the “Company”), was appointed to the newly-created position of Chief Operating Officer of the Company, effective July 18, 2024. In connection with his appointment, Mr. Pazdan entered into an Amended and Restated Employment Agreement with the Company dated as of July 18, 2024 (the “A&R Employment Agreement”). The following summary of the A&R Employment Agreement does not purport to be complete and is subject to and qualified by its entirety by the terms of the A&R Employment Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

The material terms of the A&R Employment Agreement are as follows:

•	Mr. Pazdan’s annual base compensation will be $350,000 (“Base Salary”) and may change at the Board’s sole and absolute discretion in consultation with the Company’s Chief Executive Officer.

•	Mr. Pazdan will be eligible to earn an annual bonus of up to 50% of Base Salary in accordance with the Company’s annual incentive compensation plan (the “Annual Bonus”).

•	Mr. Pazdan’s employment with the Company is “at-will”, meaning that Mr. Pazdan may terminate his employment at any time for any reason or no reason, and the Company may terminate Mr. Pazdan’s employment at any time for any reason or no reason.

Upon termination of Mr. Pazdan’s employment by the Company without Cause or for Good Reason (each capitalized terms as defined in the A&R Employment Agreement), subject to his execution of a customary general release of claims in favor of the Company and its affiliates, Mr. Pazdan will be entitled to receive an amount equal to twelve (12) months of his then-current Base Salary, to be paid in accordance with the Company’s normal payroll practices after the termination date, subject to certain exceptions. For the same twelve (12) month period after the termination date, the Company will also pay premiums for Mr. Pazdan’s health insurance.

ITEM 5.02.   DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On July 18, 2024, the Company’s Board of Directors eliminated the position of Chief Technology Officer, currently held by Brian Case, effective as of September 16, 2024. Mr. Case’s employment with the Company will terminate concurrently with elimination of that position.

In addition, on July 24, 2024, as reported under Item 1.01 above, the Company announced that Christopher Pazdan, the Company’s Senior Vice President, Operations, was appointed to the newly-created position of Chief Operating Officer of the Company, effective July 18, 2024.

Mr. Pazdan, age 42, joined the Company as its Vice President of Quality Assurance and Regulatory Affairs in September 2021 and was promoted to its Senior Vice President, Operations in August 2022. Mr. Pazdan has over twenty years of quality assurance and regulatory affairs experience in the medical technology and pharmaceutical sector. Prior to joining the Company, he worked for Abbott Laboratories as its Director of Operations Quality and for Becton Dickinson (formerly CareFusion/Cardinal Health) between 2006 to 2016 in a variety of senior-level quality control positions.

His most recent position prior to joining the Company was with Hill-Rom Holdings Inc., where he served as its Vice President of Quality Assurance from December 2020 to August 2021, and was responsible for the development and realization of Hill-Rom’s quality assurance mission. In so doing, he managed a 30 member team across North America, Europe and Asia and served on various critical corporate governance committees such as Chair of Hill-Rom’s Phase Exit Review Board, Co-Chair of its PMO Steering Committee and Chair of its Product Safety Committee. Mr. Pazdan has a Bachelor of Science Degree in General Engineering from the University of Illinois at Urbana-Champaign and holds the following professional certifications: ASQ Certified Six Sigma Black Belt (CCSBB), ASQ Certified Qualified Engineer (CQE), and ASQ Certified Quality Auditor (CQA).

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	A&R Employment Agreement dated as of July 18, 2024 between KORU Medical Systems, Inc. and Christopher Pazdan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORU Medical Systems, Inc. (Registrant)

Date: July 24, 2024	By:	/s/ Linda Tharby
Linda Tharby President and Chief Executive Officer